Exhibit 99.1

For Immediate Release

Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	DG Public Relations
(561) 227-1386	(703) 864-5553

Chatham Lodging Enhances Board with Appointment of Liam Brown

WEST PALM BEACH, Fla., September 14, 2026—Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels, today announced the appointment of Liam Brown to the company's board of trustees, effective immediately. Brown will serve as an independent director.

Brown formerly was group president, United States and Canada of Marriott International, Inc., (“Marriott”) from January 2021 until his retirement in June 2026. In that role, he was responsible for the financial management and leadership of Marriott's lodging operations in North and South America, comprising more than 6,000 hotels and a workforce of approximately 160,000 associates. Prior to this role, Brown served as the president and managing director of Europe of Marriott from 2018 to 2019, followed by group president of Europe, Middle East & Africa of Marriott in 2020. He joined Marriott in 1989 and served as president for franchising, owner services and managed by Marriott select brands, North America, from 2012 to 2018. Brown held other key positions with Marriott, including chief operations officer for the Americas for select service & extended stay lodging and owner & franchise services, as well as senior vice president and executive vice president of development for Marriott’s select service & extended stay lodging products.

Jeffrey H. Fisher, Chatham’s chairman of the board and chief executive officer, emphasized, “We have worked with Liam over the past 30 years and are excited to bring his extensive lodging expertise to our board. His resume speaks for itself, and his addition to the board brings substantial insights from both an operations and franchisor/franchisee relationship perspective that will be very helpful as we enhance shareholder value through continued focus on maximizing operating results and critical analysis of capital allocation decisions.”

Brown currently serves on the board of EPR Properties (NYSE: EPR), a publicly traded diversified experiential net lease REIT, where he is a member of the Compensation & Human Capital Committee (chair) and the Nominating/Company Governance Committee.  He also serves on the Executive Committee of the American Hotel and Lodging Association. He holds a Hotel Diploma and Business Degree from the Dublin Institute of Technology, Trinity College and earned his Master of Business Administration from the Robert H. Smith School of Management at the University of Maryland.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. Additional information about Chatham may be found at chathamlodgingtrust.com.

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures could be considered along with, but not as alternatives to, net income or loss, cash flows from operations or any other measures of the company’s operating performance prescribed by GAAP.